Exhibit 10.1

November 5, 2012

[Name of Warrant Holder]

[Address of Warrant Holder]

Dear [Name of Warrant Holder]:

Bullfrog Gold Corp (the “Company”) would like to inform you that the Company’s Board of Directors (the “Board”) has approved a unilateral warrant repricing effective as of November 2, 2012 (the “Repricing”) with respect to warrants (the “Warrants”) issued as part of the September 30, 2011 private placement. Effective as of November 2, 2012, the Repricing amends the exercise price per share of the Warrants from $0.60, so that the exercise price per share of the Warrants will be equal to $0.40, which is above the closing price of $0.38 of the Company’s common stock on November 2, 2012.

Except for the change to the exercise price, as described above, all of the other terms of the Warrants remain the same and continue to be governed by the Warrant documentation, including (without limitation) the number of shares subject to the Warrants and the term.

Please indicate your acknowledgement of receipt of this letter by signing below and returning it to Bullfrog Gold at the address below.

Please retain a copy of your signed letter with your warrant documentation.

BULLFROG GOLD

By:__________________________
David Beling
President and Chief Executive Officer

Acknowledged

___________________

[Name of Warrant holder]